SMITH BARNEY SHEARSON SERIES FUND

AMENDMENT NO. 4 TO THE MASTER TRUST AGREEMENT
(Change of Name of the Fund)

	The undersigned, Secretary of Smith Barney Series Fund (the "Fund"), does hereby certify that pursuant to Article I, Section 1.1 and Article VII, Section 7.3 of the Master Trust Agreement dated May 13, 1991, the following votes were duly adopted by the Board of Trustees at a Regular Meeting of the Board held on July 16, 1997:

VOTED:	That the name of the Fund previously established and
designated pursuant to the Fund's Master Trust Agreement be modified and amended as set forth below:

	Current Name:				Name as Amended:

	Smith Barney 		 		Greenwich Street
	Series Fund				Series Fund

	; and further


VOTED:	That the appropriate officers of the Fund be, and each
hereby is, authorized to execute and file any notices required to be filed reflecting the foregoing changes;
to execute amendments to the Fund's Master Trust
Agreement and By-Laws reflecting the foregoing change;
and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.


		IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 17th day of July, 1997.


						/s/ Christina T. Sydor
						Christina T. Sydor
						Secretary